Exhibit 99.1

Cognex Corporation Reports First Quarter Results with Record Revenue

NATICK, Mass.--(BUSINESS WIRE)--May 2, 2011--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the first quarter of 2011. Revenue, net income, and net income per share for the quarter ended April 3, 2011 are compared to the first and fourth quarters of 2010 as shown in Table 1 below.

Table 1

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q1-11	$74,394,000	$13,636,000	$0.32
Prior year’s quarter: Q1-10	$58,967,000	$8,545,000	$0.22
Change from Q1-10 to Q1-11	26%	60%	50%
Prior quarter: Q4-10	$84,920,000	$19,764,000	$0.47
Change from Q4-10 to Q1-11	(12%)	(31%)	(32%)

“I am very pleased to report our results for the first quarter of 2011 which includes the highest first quarter revenue in Cognex’s 30-year history,” said Dr. Robert J. Shillman, Chairman of Cognex. “Although the sequential decline in revenue and net income from Q4 was expected, demand in Q1 was higher than planned and, because of that, the results we reported today exceeded our guidance. The year started off on a much stronger note than anticipated, and we are now even more bullish about 2011 than we were just a few months ago.”

“Our performance this quarter was excellent,” said Robert J. Willett, President and Chief Executive Officer of Cognex. “Revenue and earnings increased significantly over the prior year’s first quarter. We were highly profitable even though we added both engineering and sales personnel, demonstrating our disciplined approach to controlling costs while investing for future growth. And, we launched innovative new products that we expect will increase our revenue in our established markets and allow us to enter new markets.”

“Based on the current level of bookings and our careful management of expenses, we now expect to report strong sequential growth on both the top and bottom lines for the second quarter,” concluded Mr. Willett.

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2011

  Revenue for the first quarter of 2011 increased 26% from the first quarter of 2010 and decreased 12% from the prior quarter. The increase year-on-year was due to higher revenue from each of the three markets served by Cognex: Factory Automation, Semiconductor and Electronics Capital Equipment (SEMI), and Surface Inspection. Revenue decreased on a sequential basis primarily because the fourth quarter included $6,500,000 of service revenue related to a single Factory Automation customer that had been deferred until the contract was completed, as well as the fact that Surface Inspection revenue decreased from a record level in the fourth quarter.
  Gross margin was 75% in the first quarter of 2011, 73% in the first quarter of 2010 and 72% in the prior quarter. Gross margin increased year-on-year due to manufacturing efficiencies achieved from the higher revenue level. Gross margin increased on a sequential basis because the fourth quarter included the $6,500,000 service order mentioned above, which had a gross margin of 51%. Product mix also contributed to margin improvement as a result of modular vision systems, which are Cognex’s highest margin products, contributing a higher percentage of revenue.
  Research, Development & Engineering (R, D & E) spending in the first quarter of 2011 increased 17% from the first quarter of 2010 and 6% from the prior quarter. The increase, both year-on-year and sequentially, is due to higher personnel-related costs, including headcount additions, and higher stock option expense. This higher spending was partially offset by a lower bonus accrual.
  Selling, General & Administrative (S, G & A) spending in the first quarter of 2011 increased 23% from the first quarter of 2010 and was essentially flat with the prior quarter. The increase year-on-year is due to higher personnel-related costs, stock option expense and spending on marketing initiatives. On a sequential basis, higher personnel-related costs were offset by a lower bonus accrual and commissions.
  The tax rate was 23% in the first quarter of 2011 as compared to 23% in the first quarter of 2010 and 14% in the prior quarter. The increase from the prior quarter is primarily because the fourth quarter included a benefit of $1,291,000 from tax adjustments. A reconciliation of the tax rate from GAAP to non-GAAP is shown in Exhibit 2.

Balance Sheet Highlights – April 3, 2011

  Cognex’s financial position as of April 3, 2011 was very strong, with no debt and $316,425,000 in cash and investments. In the first quarter of 2011, Cognex generated positive cash flow from operations of approximately $20,800,000, and paid out $3,316,000 in dividends to shareholders.
  Inventories as of April 3, 2011 increased by $4,545,000, or 20%, from the end of 2010 to support new product introductions and the higher level of business planned for 2011.

Financial Outlook

  In Q2-11, revenue is expected to be between $79 million and $82 million. Operating expenses are expected to increase by less than 3% from Q1-11. And, the effective tax rate is expected to remain at 23%.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes that these non-GAAP financial measures are useful to investors because they allow investors to more accurately assess and compare the company’s results over multiple periods and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, Cognex incurs expense related to stock options included in its GAAP presentation of cost of revenue, research, development, and engineering expenses (R, D & E), and selling, general and administrative expenses (S, G & A). Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as revenue from certain customers and tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call to discuss its results for the first quarter of 2011, as well as its financial and business outlook, today at 5:00 p.m. Eastern time. The telephone number for the live call is 866-238-0637 (or 703-639-1156 if outside the United States). A replay will begin at 8:00 p.m. Eastern time today and will run continuously until 11:59 p.m. Eastern time on Thursday, May 5, 2011. The telephone number for the replay is 888-266-2081 (or 703-925-2533 if outside the United States) and the access code is 1526349.
  Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex’s website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 600,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details, visit Cognex on-line at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer demand and order rates, cost controls, new product launches, and growth and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; and (19) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2010. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 3,	Dec. 31,	Apr. 4,
	2011	2010	2010

Revenue	$74,394	$84,920	$58,967

Cost of revenue (1)	18,383	24,017	15,941

Gross margin	56,011	60,903	43,026
Percentage of revenue	75%	72%	73%

Research, development, and engineering expenses (1)	9,482	8,940	8,103
Percentage of revenue	13%	11%	14%

Selling, general, and administrative expenses (1)	29,161	29,018	23,622
Percentage of revenue	39%	34%	40%

Restructuring charges	-	-	49

Operating income	17,368	22,945	11,252
Percentage of revenue	23%	27%	19%

Foreign currency loss	(59)	(257)	(165)

Investment and other income	400	300	11

Income before income tax expense	17,709	22,988	11,098

Income tax expense	4,073	3,224	2,553

Net income	$13,636	$19,764	$8,545
Percentage of revenue	18%	23%	14%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.33	$0.49	$0.22
Diluted	$0.32	$0.47	$0.22

Weighted-average common and common-equivalent shares outstanding:
Basic	41,336	40,640	39,667
Diluted	42,286	41,631	39,683

Cash dividends per common share	$0.08	$0.08	$0.05

Cash and investments per common share	$7.62	$6.89	$5.12

Book value per common share	$12.18	$11.53	$9.94

(1) Amounts include stock option expense (benefit), as follows:
Cost of revenue	$235	$99	$59
Research, development, and engineering	809	340	251
Selling, general, and administrative	1,308	916	(343)
Total stock option expense (benefit)	$2,352	$1,355	$(33)

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 3,	Dec. 31,	Apr. 4,
	2011	2010	2010

Revenue (GAAP)	$74,394	$84,920	$58,967
Revenue related to a single customer contract	$-	$6,500	$-
Revenue excluding single customer contract (Non-GAAP)	$74,394	$78,420	$58,967

Factory automation revenue (GAAP)	$52,131	$60,626	$41,748
Revenue related to a single customer contract	$-	$6,500	$-
Factory automation revenue excluding single customer contract (Non-GAAP)	$52,131	$54,126	$41,748
Percentage of revenue excluding single customer contract (Non-GAAP)	70%	69%	71%

Gross margin (GAAP)	$56,011	$60,903	$43,026
Gross margin on revenue related to a single customer contract	$-	$3,300	$-
Gross margin excluding single customer contract (Non-GAAP)	$56,011	$57,603	$43,026
Percentage of revenue excluding single customer contract (Non-GAAP)	75%	73%	73%

Operating income (GAAP)	$17,368	$22,945	$11,252
Stock option expense (benefit)	2,352	1,355	(33)
Operating income excluding stock option expense (benefit) (Non-GAAP)	$19,720	$24,300	$11,219
Percentage of revenue (Non-GAAP)	27%	29%	19%

Income before income tax expense (GAAP)	$17,709	$22,988	$11,098

Income tax expense (GAAP)	$4,073	$3,224	$2,553
Tax rate (GAAP)	23%	14%	23%

Tax adjustments:
True up of annual tax rate	-	(1,167)	-
Discrete tax events	-	(124)	-
	-	(1,291)	-

Income tax expense excluding tax adjustments (Non-GAAP)	$4,073	$4,515	$2,553
Effective tax rate (Non-GAAP)	23%	20%	23%

Net income excluding tax adjustments (Non-GAAP)	$13,636	$18,473	$8,545
Percentage of revenue (Non-GAAP)	18%	22%	14%

Net Income (GAAP)	$13,636	$19,764	$8,545
Stock option expense (benefit), net of tax	$1,561	$911	$(13)
Net income excluding stock option expense (benefit) (Non-GAAP)	$15,197	$20,675	$8,532
Percentage of revenue (Non-GAAP)	20%	24%	14%

Net income per diluted share (GAAP)	$0.32	$0.47	$0.22
Stock option expense (benefit) per diluted share, net of tax	$0.04	$0.03	$-
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.36	$0.50	$0.22

Net income per diluted share (GAAP)	$0.32	$0.47	$0.22
Tax adjustments	$-	$(0.03)	$-
Net income per diluted share excluding tax adjustments (Non-GAAP)	$0.32	$0.44	$0.22

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	April 3,	December 31,
	2011	2010

Assets

Cash and investments	$316,425	$283,081

Accounts receivable	42,124	45,901

Inventories	27,262	22,717

Property, plant, and equipment	30,063	29,596

Goodwill and intangible assets	104,608	105,334

Other assets	44,168	46,475

Total assets	$564,650	$533,104

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$32,016	$36,499

Income taxes	15,635	13,132

Deferred revenue and customer deposits	11,573	10,162

Shareholders' equity	505,426	473,311

Total liabilities and shareholders' equity	$564,650	$533,104

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Apr. 3,	Dec. 31,	Apr. 4,
	2011	2010	2010

Revenue	$74,394	$84,920	$58,967

Revenue by division:
Modular Vision Systems Division	87%	85%	87%
Surface Inspection Systems Division	13%	15%	13%
Total	100%	100%	100%

Revenue by geography:
Americas	36%	33%	36%
Europe	32%	33%	30%
Asia	17%	15%	14%
Japan	15%	19%	20%
Total	100%	100%	100%

Revenue by market:
Factory automation	70%	71%	71%
Semiconductor and electronics capital equipment	17%	14%	16%
Web and surface inspection	13%	15%	13%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com